Exhibit 99.1

CoStar Group Completes Acquisition of Matterport, Ushering in a New Era of 3D Digital Twins and AI-Powered Real Estate Innovation

CoStar Group and Matterport to deepen their focus in AI, computer vision, and machine learning, advancing property insights and driving the growth of digital twin technology across the global commercial and residential real estate sector

Arlington, Virginia (February 28, 2025) – CoStar Group, Inc. (NASDAQ: CSGP), a leading provider of online real estate marketplaces, information, and analytics in the property markets, announced today the successful completion of its previously announced acquisition of Matterport, Inc. (NASDAQ: MTTR), the global leader in 3D digital twin technology. This powerful combination brings together two industry pioneers to accelerate the adoption of AI-driven digital twin technology across the global real estate landscape.

“CoStar Group and Matterport have long shared a vision of digitizing the real estate industry, and today, we officially unite to realize that future together,” said Andy Florance, Founder and Chief Executive Officer of CoStar Group. “Matterport’s cutting-edge 3D capture and AI-powered property insights have already transformed how residential and commercial properties are marketed and experienced. By integrating Matterport’s groundbreaking digital twin technology with our vast property data and online marketplaces, we are creating an unparalleled solution for buyers, sellers, and renters to explore properties with greater depth and insight than ever before.”

Matterport pioneered 3D digital twins, enabling property owners, buyers, and renters to experience properties with immersive accuracy from anywhere in the world. With over 14 million spaces and 50 billion square feet digitized across 177 countries, Matterport has built the world’s largest and most precise spatial data library, empowering real estate professionals with powerful insights and visualization tools.

“This is an exciting milestone for Matterport, as we join forces with CoStar Group to accelerate our impact on the global real estate industry,” said RJ Pittman, Chairman and CEO of Matterport. “From residential to commercial, our technology is redefining how residential and commercial spaces are discovered, marketed, and transacted. With CoStar Group’s scale and resources, we can fast-track innovation, deepen AI-driven analytics, and deliver even greater value to our customers worldwide.”

CoStar Group and Matterport are committed to further investing in AI, computer vision, and machine learning to improve property analytics, optimize operational efficiency, and broaden the use of digital twin technologies throughout the real estate industry. As the demand for remote property exploration and data-driven decision-making continues to grow, this merger positions the combined company at the forefront of the next generation of real estate technology.

The opportunity ahead is vast—there are more than four billion residential and commercial buildings on the planet, roughly twice as many as there are websites on the internet today. Yet, the vast majority of these spaces remain largely undigitized. With the property sector representing a $327 trillion asset class—the largest in the world by several times—the need for accurate, data-driven insights has never been greater. Together, CoStar Group and Matterport are poised to lead this digital transformation, bringing AI-powered intelligence, 3D digital twins, and next-generation property insights to every corner of the built world. This is just the beginning.

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About CoStar Group, Inc.

CoStar Group (NASDAQ: CSGP) is the global leader in commercial real estate information, analytics, and online marketplaces. Founded in 1986, CoStar Group is dedicated to digitizing the world’s real estate, empowering all people to discover properties, insights, and connections that improve their businesses and lives.

CoStar Group’s major brands include CoStar, a leading global provider of commercial real estate data, analytics, and news; LoopNet, the most trafficked commercial real estate marketplace; Apartments.com, the leading platform for apartment rentals; and Homes.com, the fastest-growing residential real estate marketplace. CoStar Group’s industry-leading brands include STR, a global leader in hospitality data and benchmarking, Ten-X, an online platform for commercial real estate auctions and negotiated bids and OnTheMarket, a leading residential property portal in the United Kingdom.

CoStar Group’s websites attracted over 134 million average monthly unique visitors in the fourth quarter of 2024, serving clients around the world. Headquartered in Arlington, Virginia, CoStar Group is committed to transforming the real estate industry through innovative technology and comprehensive market intelligence. From time to time, we plan to utilize our corporate website as a channel of distribution for material company information. For more information, visit CoStarGroup.com.

Forward-Looking Statements This press release contains forward-looking statements regarding the anticipated benefits of the merger, investment in Matterport’s technology, and expansion of digital twin applications. These statements involve risks and uncertainties, including but not limited to market conditions, competitive pressures, and regulatory factors. Actual results may differ materially. CoStar Group and Matterport disclaim any obligation to update forward-looking statements, except as required by law.

Advisors

J.P. Morgan Securities is serving as financial advisor and Latham & Watkins LLP is serving as legal advisor to CoStar Group.

Qatalyst Partners is serving as financial advisor and Foley & Lardner LLP is serving as legal advisor to Matterport.

News Media:

Matthew Blocher

Vice President

CoStar Group Corporate Marketing & Communications

(202) 346-6775

mblocher@costar.com

Investor Relations:

Rich Simonelli

Head of Investor Relations

CoStar Group Investor Relations

(202) 346-5649

getrich@costar.com